Exhibit 99.1

NewsRelease

NYSE: WMB

Date: Aug. 18, 2004

Williams Announces Results to Date for Cash Tender Offer
Period to Receive Total Consideration Extended;
Holders of Notes May Still Tender Prior to 5 P.M. Eastern on Sept. 2

     TULSA, Okla. — In connection with the previously announced cash tender offer and consent solicitation with respect to any and all of Williams’ (NYSE:WMB) 8 5/8 percent Senior Notes due 2010, approximately $789 million aggregate principal amount of notes were validly tendered prior to 5 p.m. Eastern on Wednesday, Aug. 18, 2004.

     Williams also announced that it is extending the deadline for tendering and receiving the total consideration, including the consent payment, each as described in the Offer to Purchase and Consent Solicitation Statement dated Aug. 5, 2004, if such notes are accepted for purchase from 5 p.m. Eastern on Wednesday, Aug. 18, 2004, to 5 p.m. Eastern on Thursday, Sept. 2, 2004 — the expiration time.

     Holders who validly tender their notes on or prior to the expiration time will receive the total consideration, including the consent payment, if such notes are accepted for purchase.

     Williams has retained Citigroup Global Markets Inc. to serve as the lead dealer manager and solicitation agent. Banc of America Securities LLC, J.P. Morgan Securities Inc., and Lehman Brothers Inc. are the co-dealer managers and solicitation agents. Global Bondholder Services Corporation is the information agent for the tender offer.

     Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 924-2200 or (212) 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY, 10006. Questions regarding the tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745.

     This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Citigroup Global Markets Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

About Williams (NYSE:WMB)
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.